Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 4 to Registration Statement No. 333-153161 of our report dated August 22, 2008, except for Note 23, as to which the date is December 23, 2008, related to the consolidated financial statements of The O’Gara Group, Inc. as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007, appearing in the prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.
/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Cincinnati, Ohio
December 23, 2008